Exhibit 10.1
ADVISOR AGREEMENT

    This Advisor Agreement (“Agreement”) is made and entered into by and between MRC Energy Company (“Matador”) and Van H. Singleton, II as an advisor (“Advisor”) (together, the “Parties”), to be effective on the date signed by the last party to sign below.

WITNESSETH:

    WHEREAS, Matador desires to retain Advisor to provide services as a special advisor to the Board of Directors (the “Board”) and Executive Committee of Matador Resources Company (the “Company”) on the basis set forth herein, and Advisor desires to be so retained by Matador.

    NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained, the Parties hereto agree as follows:

1.Resignation under Prior Employment Agreement. Reference is made to the Employment Agreement, dated February 27, 2015, between Advisor and the Company (the “Employment Agreement”). The Parties recognize, acknowledge and agree that Advisor has resigned and terminated his employment, pursuant to Section 12(h) of the Employment Agreement, effective as of September 9, 2026 (the “Resignation Date”). Accordingly, Advisor recognizes and agrees that, in connection with the termination of the Employment Agreement, he is not entitled to any further compensation under Section 4 or Section 14 of the Employment Agreement or otherwise after the Resignation Date, except for any remaining Accrued Obligations (as defined in the Employment Agreement). For avoidance of doubt, except to the extent expressly set forth herein, nothing in this Agreement in any way waives or modifies any of the terms of Advisor’s Employment Agreement that expressly survive the termination of the Employment Agreement, as set forth therein.

2.Matador hereby retains Advisor as a Special Advisor to the Board and Executive Committee of the Company for the time and on the basis set forth herein.

3.The term of this Agreement shall commence on the Resignation Date and shall continue until terminated by Matador or Advisor in accordance with Paragraph 14 (the “Term”).

4.Throughout the Term, Advisor hereby accepts and agrees to devote Advisor’s best efforts, consistent with his fiduciary duties to the Company, in the interests of Matador, San Mateo Midstream, LLC (“San Mateo”) and the Company to the performance of the Services (as defined below). Such Services shall be performed (i) in the Company’s corporate office in Dallas, Texas, or (ii) such other locations as may reasonably be requested by the Chairman of the Board or Chief Executive Officer. During the Term, Advisor agrees not to accept employment with or provide services for any other party without the prior written approval of the Chairman of the Board or Chief Executive Officer.

5.Advisor shall report regularly to the Chairman of the Board or Chief Executive Officer, or his successor, and/or such other personnel of Matador or its parent or affiliated companies as designated from time to time by the Chairman of the Board or Chief Executive Officer. Advisor shall meet periodically with the Chairman of the Board or Chief Executive Officer in person at Matador’s offices (or at such other places as may be designated by the

Chairman of the Board or Chief Executive Officer) to discuss specific services to be performed by Advisor and the progress and results of such Services.

6.This Agreement and Advisor’s services hereunder shall include but are not limited to significant involvement with the following, as requested by the Board, Chairman of the Board, or Chief Executive Officer (the “Services”), during the Term:

a.training and transitioning of responsibility to his successor(s) as reasonably requested by the Chairman of the Board or Chief Executive Officer;

b.assisting with the Company’s business development efforts, including with respect to any deals for any part of the Company’s exploration and development operations, as well as with respect to San Mateo’s midstream operations;

c.consulting with respect to Matador’s land acquisition efforts and strategy and personnel needs;

d.consulting with respect to Matador’s and San Mateo’s midstream operations and strategy;

e.participating in such other matters as may be reasonably determined by the Chairman of the Board or Chief Executive Officer, and in keeping with his fiduciary duties and previously assigned tasks or duties.

7.As compensation for the Services, Matador agrees to pay Advisor a retainer in the amount of $450,000 per year ($37,500 per month), commencing on September 21, 2026 and continuing through the remainder of the Term. Such amount will be paid monthly in arrears and pro-rated for any partial months. In addition, Advisor will be eligible for consideration of discretionary bonuses, which shall be at Matador’s absolute and sole discretion. The decision whether to award a bonus and, if so, the amount of such bonus shall be in Matador’s sole discretion, but Matador anticipates that in the event a bonus is awarded it will be no less than $50,000 per year. Further, as Services are rendered during the Term, Advisor’s outstanding equity awards granted under the Company’s long-term incentive plans shall continue to vest in accordance with the terms and conditions of the applicable award agreements. Matador agrees to reimburse Advisor for all reasonable business travel or business development expenses that had been pre-approved by Matador and incurred in accordance with Matador’s policies then in effect, which shall be payable by Matador in arrears. However, Advisor shall be responsible for all expenses, including personal car mileage, meals and incidental expenses, associated with his routine commute to or from Matador’s offices. Advisor shall be responsible for the payment of all taxes associated with the amounts received pursuant to this Agreement. For avoidance of doubt, while Advisor is being compensated under this Agreement, he will not be entitled to any payments under Section 21 of the Employment Agreement.

8.CONFIDENTIAL INFORMATION AND NON-DISCLOSURE. During the course of or prior to Advisor’s Services for Matador or the Company under this Agreement, Advisor may receive or may have received certain confidential information and trade secrets, which includes but is not limited to production data, drilling schedules, current acreage positions and other areas of interest, pricing paid for oil and gas leases in various areas, financial results before they are disclosed publicly, technical data, customer and vendor lists, management methods, operating techniques, prospective acquisitions, employee lists, training manuals and procedures, personnel evaluation procedures, financial reports and/or other confidential information and knowledge concerning the business of the Company and its affiliates (hereinafter collectively referred to as “Confidential Information”), which the Company desires to protect and keep confidential. Advisor understands and agrees that the Confidential Information is confidential and Advisor agrees not to disclose or reveal the Confidential Information to anyone outside the Company or use Confidential Information for the benefit of any person or entity other than the Company or its affiliates. Additionally, Advisor may receive Confidential Information and work on some projects that are not widely known throughout the Company, and Advisor agrees to not disclose or reveal such Confidential Information or details about the projects to any other person (including employees or other independent contractors of the Company) except as required in connection with his Services hereunder. Advisor further agrees not to use or disclose the Confidential Information in order to compete with the Company at any time during or after the Term. Advisor is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Advisor will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. In addition, notwithstanding the foregoing, if Advisor files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Advisor may disclose the Company’s trade secrets to Advisor’s attorney and use the trade secret information in the court proceeding if Advisor files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Upon termination of this Agreement, Advisor shall surrender to Matador all of Advisor’s work product and all data and information obtained by, utilized by or provided to Advisor in furtherance of this Agreement and Advisor shall not retain any such work product, information or data, or any copies thereof.

9.NON-SOLICITATION. Advisor understands and acknowledges that the Company expends significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. In consideration of the receipt of Confidential Information and continued vesting of prior equity awards as set forth above, during the Term of this Agreement, and for twenty-four (24) months thereafter (such period being referred to herein as the “Non-Solicitation Period”), Advisor agrees that, without the prior written consent of the Board, the Chairman of the Board or the Chief Executive Officer of the Company, he shall not, directly or indirectly, (i) solicit for employment or a contracting relationship, or employ or retain any person who is or has been, within the last six months, employed by or engaged as an independent contractor to the Company or its affiliates or (ii) induce or attempt to induce any such person to leave his or her employment or independent contractor relationship with the Company or its affiliates for another role or company, directly or indirectly.

10.NON-COMPETITION. In consideration of the receipt of the Confidential Information and continued vesting of prior equity awards as set forth above, during the Term of this Agreement and for twelve (12) months thereafter (such period being referred to as the “Non-Competition Period”), Advisor agrees that he shall not, without the prior written consent of the Board, the Chairman of the Board or the Chief Executive Officer of the Company, directly or indirectly: (i) invest in (other than investments in publicly-owned companies that constitute not more than 1% of the voting securities of any such company) a Competing Business with Significant Assets in the Restricted Area (each as defined below), or (ii) participate in the operations of a Competing Business in the Restricted Area as a manager, employee, director, officer, consultant, independent contractor or in any other capacity or otherwise provide, directly or indirectly, services or assistance to a Competing Business in a position that involves input into or direction of the Competing Business’s operations within the Restricted Area. “Competing Business” means any person or entity engaged in (x) oil and natural gas exploration, development and production; (y) marketing and midstream operations, including natural gas processing, oil and natural gas transportation services, oil, natural gas and salt water gathering services and salt water disposal services, and/or (z) acquisition activities related to (x) and (y). “Significant Assets” means (i) oil and natural gas reserves in excess of 10 million barrels of oil equivalent or (ii) midstream assets with an aggregate fair market value of $25 million or more. “Restricted Area” means Eddy and Lea Counties, New Mexico and Loving, Ward and Winkler Counties, Texas (collectively, the “Named Counties”), plus any county or parish where the Company, together with its subsidiaries, has Significant Assets as of the end of the Term of this Agreement; provided, however, that the Restricted Area shall cease to include a particular Named County following a sale of all or substantially all of the assets held by the Company, together with its subsidiaries, in such Named County.

    During the Non-Competition Period, if the Company requests that Advisor identify the entity or business to which Advisor will be or is providing services, or with which Advisor will be or is employed, and requests that Advisor provide information about the services that Advisor is or will be providing to such entity or business, Advisor will provide the Company with such information within five calendar days to allow the Company to independently assess whether Advisor is or will be in violation in this Paragraph 10 of the Agreement.

11.Advisor (i) is aware that United States securities laws prohibit any person who has material, nonpublic information about a public company from purchasing or selling securities of that company, or from communicating that information to any other person under circumstances where it is reasonably foreseeable that such person is likely to purchase or sell those securities, (ii) is familiar with the Securities Exchange Act of 1934 (the “Exchange Act”), and (iii) shall not use, nor cause any third party to use, any information in contravention of the Exchange Act. Advisor shall be subject to the Company’s Insider Trading Policy.

12. Advisor agrees to protect and hold the Company and Matador free and harmless against any liability, damage, loss, expense, claim, action or proceeding (a “Claim”) arising in any way out of, in connection with, or resulting from (a) Advisor’s breach of any representation, warranty or obligation under this Agreement or (b) any Claim for bodily injury or death of any person or damage to real or tangible personal property resulting from Advisor’s acts or omissions. Advisor specifically waives for himself and Advisor’s agents, heirs and successors any Claim for any injury or accidental death arising out of the performance of the Services.

13.During the Term, Advisor will be an independent contractor and Advisor shall not be an employee of Matador or of any of its affiliates, and Advisor will not represent himself as an employee of Matador or any of its affiliates to any party or parties. Advisor shall therefore render the Services on a consultancy basis as a professional, without any bond of employment. Except with regard to COBRA continuation coverage rights in respect of his prior period of employment, the Parties confirm and assent that Advisor shall not be eligible for any of Matador’s employee benefits, including but not limited to Matador’s group health, dental and life insurance plans or 401K plan. Advisor shall provide all tools and equipment necessary to perform the Services hereunder except that Matador may offer to provide certain equipment, software and/or tools for projects it assigns to Advisor and Advisor may elect at Advisor’s sole discretion to utilize the equipment, software and/or tools for the performance of Services. The Parties confirm and assent that Advisor has the right of control on how Services provided hereunder are completed. Advisor shall carry such insurance as Advisor deems necessary or desirable and Matador shall not be liable to Advisor for the premiums on any such insurance policies issued to Advisor on Advisor’s behalf. Matador shall not be required to carry for Advisor’s benefit any workers’ compensation or industrial or occupational disease insurance. Likewise, it is not the intention of the Parties to create, expressly or impliedly, a partnership, association or joint venture, and any such partnership, association or joint venture status is hereby expressly denied.

14.This Agreement may be terminated by Matador without notice or by Advisor at any time with not less than fifteen (15) days prior written notice.  In the event that Matador terminates this Agreement, Matador shall have no further obligation to pay Advisor hereunder except for a pro-rata portion of the monthly retainer accrued through the date of termination, nor shall Matador have further obligation to continue to vest Advisor’s outstanding equity awards. If Advisor terminates this Agreement, Advisor shall be entitled to a pro-rata portion of the monthly retainer accrued through the date of such termination, and Matador shall have no further obligation to continue to vest Advisor’s outstanding equity awards. Neither termination nor completion of this Agreement referred to above shall affect Paragraphs 8 through 12, which provisions shall survive the termination of this Agreement and remain operative and in full force and effect.

15.Advisor specifically confirms and assents that, as of the beginning of the Term, except with respect to any agreement executed by Advisor in connection with his prior employment with Matador or its affiliates, Advisor is not governed by any non-compete, confidentiality or other agreement or any other circumstance that would in any way restrict, hamper or interfere with Advisor’s ability to provide the Services. Furthermore, Advisor agrees not to provide to Matador or bring onto its premises any confidential information of any other company.

16.Except as otherwise agreed in writing by the Parties, all amounts paid to Advisor shall be paid in legal tender of the United States, and shall be by check or wire transfer.

17.This Agreement as to Advisor is personal and may not be assigned or otherwise transferred by Advisor. Matador, however, shall have the right to assign this Agreement to any of its affiliates or successors. This Agreement may not be amended except by written instrument signed by both parties, and no waiver shall be enforceable against any party unless evidenced by a written instrument signed by the party against which enforcement is sought.

18.This Agreement shall be construed under and interpreted in accordance with the laws of the State of Texas, excluding laws, rules and principles that otherwise require reference to the laws of another jurisdiction, and venue shall be in Dallas County, Texas. Any dispute arising out of or relating to this Agreement, including any question relating to its existence, validity or termination, which cannot be amicably resolved by the Parties, within 30 days after either party has notified the other party in writing of the existence of such dispute, shall be settled before three arbitrators, one to be appointed by each party and the two so appointed shall appoint the third arbitrator, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, arbitration to be held in Dallas, Texas, U.S.A.; and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, the arbitration being final, binding and without right of appeal. A dispute may be submitted to arbitration by either party after the 30-day period mentioned above by notice in writing to the other party.

19.Failure of either party hereto to insist upon or require strict compliance with any provision hereof shall not be considered a waiver of such provision or modification of this Agreement unless so specified in writing. The provisions of this Agreement are severable and the invalidity or unenforceability of one or more of the provisions herein shall not have any effect on the validity or enforceability of any other provision. This Agreement may be executed in counterparts, all of which, taken together, shall constitute one and the same original document.

20.Advisor represents that Advisor is either a U.S. Citizen or has the legal right under the laws of the U.S.A. to enter into this Agreement and to provide the Services hereunder, and that Advisor will immediately advise Matador in the event Advisor’s legal status should change.

21.This Agreement constitutes the entire agreement between the Parties and supersedes any prior or contemporaneous understanding or agreement with respect to the terms contained herein and may be amended only by a written instrument executed by each of the Parties hereto. The Parties have not relied on any statement, representation, warranty or agreement of the other party or of any other person on such Party’s behalf, except for the representations or agreements expressly contained in this Agreement, and no such other statements or representations have been made.

    IN WITNESS WHEREOF, Matador has caused this Agreement to be executed on its behalf by its duly authorized corporate officer and Advisor has hereunto set Advisor’s hand as of the date set forth underneath each respective signature below.

MRC ENERGY COMPANY

By:	/s/ Joseph Wm. Foran
Joseph Wm. Foran
Chairman of the Board and Chief Executive Officer

Date: September 9, 2026

Van H. Singleton, II

/s/ Van H. Singleton, II
Van H. Singleton, II

Date: September 9, 2026

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